EXHIBIT 99.1

Consolidated Communications Sells its IT Services Equipment Business to ePlus

Enters Strategic Partnership to Expand its Equipment and IT Services
Company to focus on core network-based business and broadband solutions, forms strategic partnership with ePlus to provide IT services nationwide

MATTOON, Ill., Dec. 06, 2016 (GLOBE NEWSWIRE) --  Consolidated Communications Holdings, Inc. (NASDAQ:CNSL) (“Company”) today announces it has entered a definitive agreement with ePlus Technology inc., and closed on the sale of its Enterprise Services equipment and IT Services business.  As part of this transaction, Consolidated entered into a strategic partnership with ePlus, a leading nationwide systems integrator of technology solutions, to cross-sell both broadband network services and IT Services. This partnership will provide Consolidated's business customers access to a broader suite of IT solutions, and will also provide ePlus customers access to Consolidated's business network services.

“This transaction allows us extend our strategy of providing technology solutions to customers across all of our markets while we sharpen our focus on network-based, business and broadband solutions," said Bob Udell, president and chief executive officer of Consolidated Communications.  "We have formed a partnership with ePlus to continue to support our existing customers with IT Services and intend to expand that offering to our entire service area as we leverage ePlus' national footprint.”

“Consolidated's IT Services customers will gain access to ePlus’ full range of managed and professional services, leasing and lifecycle management tools, and nationwide coverage by our integration and logistics facilities," said Mark Marron, chief executive officer of ePlus.  "We are excited about the strategic partnership we have formed to cross-sell services across our geography, providing a full suite of integrated services to our customers."

Consolidated's Enterprise Services equipment and IT Services business, which was acquired with the Enventis acquisition in 2014, contributed approximately $55 million of revenue in fiscal 2015.  The Company expects the transaction to enhance its revenue growth and margin profile going forward.  There are approximately 55 employees who support the equipment business.

The agreement and closing were finalized on December 5, 2016.  Foros acted as the sole financial advisor and Schiff Hardin acted as legal counsel to Consolidated Communications on this transaction.

About Consolidated Communications
Consolidated Communications Holdings, Inc. is a leading broadband and business communications provider throughout its 11-state service area.  The company leverages its advanced fiber optic network and multiple data centers to offer a wide range of communications solutions, including data, voice, video, managed services, cloud computing and wireless backhaul.  Headquartered in Mattoon, Ill., the Company has been providing services in many of its markets for more than a century. Learn more at consolidated.com.

About ePlus inc.
ePlus is a leading integrator of technology solutions. ePlus enables organizations to optimize their IT infrastructure and supply chain processes by delivering complex information technology solutions, which may include managed and professional services and products from top manufacturers, flexible financing, and proprietary software. Founded in 1990, ePlus has more than 1,000 associates serving commercial, state, municipal, and education customers nationally and in the UK. The Company is headquartered in Herndon, VA. For more information, visit http://www.eplus.com/, call 888-482-1122, or email info@eplus.com.

Safe Harbor
The Securities and Exchange Commission (“SEC”) encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions.  Certain statements in this press release are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  These forward-looking statements reflect, among other things, current expectations, plans, strategies, and anticipated financial results of Consolidated Communications Holdings, Inc. (the “Company”) and FairPoint, both separately and as a combined entity.  There are a number of risks, uncertainties, and conditions that may cause the actual results of the Company and FairPoint, both separately and as a combined entity, to differ materially from those expressed or implied by these forward-looking statements.  These risks and uncertainties include the timing and ability to complete the proposed acquisition of FairPoint by the Company, the expected benefits of the integration of the two companies and successful integration of FairPoint’s operations with those of the Company and realization of  the synergies from the integration, as well as a number of factors related to the respective businesses of the Company and FairPoint, including economic and financial market conditions generally and economic conditions in the Company’s and FairPoint’s service areas; various risks to stockholders of not receiving dividends and risks to the Company’s ability to pursue growth opportunities if the Company continues to pay dividends according to the current dividend policy; various risks to the price and volatility of the Company’s common stock; changes in the valuation of pension plan assets; the substantial amount of debt and the Company’s ability to repay or refinance it or incur additional debt in the future; the Company’s need for a significant amount of cash to service and repay the debt and to pay dividends on the common stock; restrictions contained in the debt agreements that limit the discretion of management in operating the business; legal or regulatory proceedings or other matters that impact the timing or ability to complete the acquisition as contemplated, regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with the Company’s possible pursuit of acquisitions; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of the Company’s and FairPoint’s network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; liability and compliance costs regarding environmental regulations; the possibility of disruption from the integration of the two companies making it more difficult to maintain business and operational relationships; the possibility that the acquisition is not consummated, including, but not limited to, due to the failure to satisfy the closing conditions; the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; and diversion of management’s attention from ongoing business operations and opportunities.  A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements are discussed in more detail in the Company’s and FairPoint’s respective filings with the SEC, including  the Annual Report on Form 10-K of the Company for the year ended December 31, 2015, which was filed with the SEC on February 29, 2016, under the heading “Item 1A—Risk Factors,” and the Annual Report on Form 10-K of FairPoint for the year ended December 31, 2015, which was filed with the SEC on March 2, 2016, under the heading “Item 1A—Risk Factors,” and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by each of the Company and FairPoint. Many of these circumstances are beyond the ability of the Company and FairPoint to control or predict.  Moreover, forward-looking statements necessarily involve assumptions on the part of the Company and FairPoint.  These forward-looking statements generally are identified by the words “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” “plan,” “should,” “may,” “will,” “would,” “will be,” “will continue” or similar expressions.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company and FairPoint, and their respective subsidiaries, both separately and as a combined entity to be different from those expressed or implied in the forward-looking statements.  All forward-looking statements attributable to us or persons acting on the respective behalf of the Company or FairPoint are expressly qualified in their entirety by the cautionary statements that appear throughout this press release.  Furthermore, forward-looking statements speak only as of the date they are made.  Except as required under the federal securities laws or the rules and regulations of the SEC, each of the Company and FairPoint disclaim any intention or obligation to update or revise publicly any forward-looking statements.  You should not place undue reliance on forward-looking statements.

Important Merger Information and Additional Information

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.  In connection with the proposed transaction, the Company and FairPoint will file relevant materials with the SEC.  The Company will file a Registration Statement on Form S-4 that includes a joint proxy statement of the Company and FairPoint and which also constitutes a prospectus of the Company.  The Company and FairPoint will mail the final joint proxy statement/prospectus to their respective stockholders.  Investors are urged to read the joint proxy statement/prospectus regarding the proposed transaction when it becomes available, because it will contain important information.  The joint proxy statement/prospectus and other relevant documents that have been or will be filed by the Company and FairPoint with the SEC are or will be available free of charge at the SEC’s website, www.sec.gov, or by directing a request when such a filing is made to Consolidated Communications Holdings, Inc., 121 South 17th Street, Mattoon, IL 61938, Attention: Investor Relations or to FairPoint Communications, Inc., 521 East Morehead Street, Suite 500, Charlotte, North Carolina 28202, Attention: Secretary.

The Company, FairPoint and certain of their respective directors, executive officers and other members of management and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction.  Information about the directors and executive officers of the Company is set forth in its definitive proxy statement, which was filed with the SEC on March 28, 2016. Information about the directors and executive officers of FairPoint is set forth in its definitive proxy statement, which was filed with the SEC on March 25, 2016.  These documents can be obtained free of charge from the sources listed above. Investors may obtain additional information regarding the interests of such participants by reading the joint proxy statement/prospectus the Company and FairPoint will file with the SEC when it becomes available.

Contacts
Jennifer Spaude, Consolidated Communications, jennifer.spaude@consolidated.com, 507-386-3765